Exhibit 99.1

Investor Contacts:	Press Contacts:
Bob Hebert	Andrew Cole/Chris Kittredge
Chief Financial Officer	Sard Verbinnen & Co
CPEX Pharmaceuticals, Inc.	212.687.8080
603.658.6100

Amy Bilbija
MacKenzie Partners
650.798.5206
CPEX to Be Acquired by FCB I Holdings Inc. for $27.25 Per Share in Cash
     Exeter, NH, January 4, 2011– CPEX Pharmaceuticals, Inc. (NASDAQ: CPEX) announced today that it has entered into a definitive agreement with FCB I Holdings Inc. (“FCB”), a newly formed company which is controlled by Footstar Corporation, under which FCB, through a wholly-owned subsidiary, will acquire all of the outstanding common stock of CPEX for $27.25 per share in cash. The transaction price represents a premium of 11% over the closing stock price of CPEX on Monday, January 3, 2011 and a 142% premium over the price of CPEX shares on January 7, 2010, the day prior to the date a third party publicly stated its intention to make an unsolicited offer for the Company. The transaction was unanimously approved by the CPEX Board of Directors.
     “This transaction is the result of the CPEX Board’s comprehensive review of our strategic alternatives to maximize shareholder value,” John A. Sedor, CPEX President and Chief Executive Officer. “After engaging with multiple parties during the review process, it was clear that this agreement was the most compelling outcome for our shareholders, delivering them significant and immediate value. We look forward to closing the transaction in the second quarter of 2011.”
     The transaction is subject to the receipt of CPEX shareholder approval and satisfaction of other customary closing conditions, provided, the closing of the transaction may not occur prior to April 4, 2011. Certain of CPEX’s directors and employees, who currently own an aggregate of approximately 19.6% of the outstanding CPEX shares, have agreed to vote their shares in favor of the transaction and recommend that all CPEX shareholders approve the transaction. FCB will fund the acquisition from a combination of various equity and debt financing sources.
     Footstar Corporation, a wholly-owned subsidiary of Footstar, Inc., a public company, holds an 80.5% equity interest in FCB.
     RBC Capital Markets, LLC and Goodwin Procter LLP are serving as financial and legal advisors, respectively, to CPEX.

About CPEX Pharmaceuticals, Inc.
     CPEX Pharmaceuticals, Inc. is an emerging specialty pharmaceutical company focused on the development, licensing and commercialization of pharmaceutical products utilizing CPEX’s validated drug delivery platform technology. CPEX has U.S. and international patents and other proprietary rights to technology that facilitates the absorption of drugs. CPEX has licensed applications of its proprietary CPE-215® drug delivery technology to Auxilium Pharmaceuticals, Inc. which launched Testim, a topical testosterone gel, in 2003. CPEX maintains its headquarters in Exeter, NH. For more information about CPEX, please visit www.cpexpharm.com.
IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC
     CPEX plans to file with the Securities and Exchange Commission (the “SEC”) and furnish to its stockholders a proxy statement in connection with the proposed transaction with FCB. Investors and security holders of CPEX are urged to read the proxy statement and the other relevant materials when and if they become available because such materials will contain important information about CPEX, FCB and the proposed transaction. The proxy statement and other relevant materials (when they become available), and any and all other documents filed by CPEX with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents CPEX files with the SEC by directing a written request to CPEX Pharmaceuticals, Inc., 2 Holland Way, Exeter, NH03833, Attention: Chief Financial Officer. Copies of CPEX’s filings with the SEC may also be obtained at the “Investors” section of CPEX’s website at www.cpexpharm.com.
     INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND THE OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTION.
     CPEX and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the security holders of CPEX in connection with the proposed transaction. Information about those directors and executive officers of CPEX, including their ownership of CPEX securities, is set forth in the proxy statement for CPEX’s 2010 Annual Meeting of Stockholders, which was filed with the SEC on April 9, 2010, as supplemented by other CPEX filings with the SEC. Investors and security holders may obtain additional information regarding the direct and indirect interests of CPEX and its directors and executive officers in the proposed transaction by reading the proxy statement and other public filings referred to above.
SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS
     Certain items in this document may constitute forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements, including, but not limited to: the proposed transaction; the ability to satisfy the closing conditions set forth in the merger agreement, including obtaining stockholder approval and those conditions related to regulatory approvals; the ability of the parties to consummate the proposed transaction and such other risks and uncertainties as are detailed in CPEX’s Annual Report on Form 10-K filed with the SEC on March

29, 2010, and in the other reports that CPEX periodically files with the SEC. Copies of CPEX’s filings with the SEC may be obtained by the methods described above. CPEX cautions investors not to place undue reliance on the forward-looking statements contained in this document or other filings with the SEC.
     The statements in this document reflect the expectations and beliefs of CPEX’s management only as of the date of this document and subsequent events and developments may cause these expectations and beliefs to change. CPEX undertakes no obligation to update or revise these statements, except as may be required by law. These forward-looking statements do not reflect the potential impact of any future dispositions or strategic transactions, including the proposed transaction, that may be undertaken. These forward-looking statements should not be relied upon as representing CPEX’s views as of any date after the date of this document.
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